EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT B:
  Attachment to item 77Q1: Management Agreement

EXHIBIT C:
  Attachment to item 77Q1: Country Advisory Agreement
------------------------------------------------------------------

EXHIBIT A:
Results of Annual Meeting of Stockholders

The Fund held its Annual Meeting of Stockholders on April 23, 2003. At the meeting, stockholders elected each of the nominees proposed for election to the Fund's Board of Directors. Stockholders also voted on an approval of a new management agreement between Advantage Advisers, Inc. and the Fund (Proposal 2), an approval of a new country advisory agreement between Advantage Advisers, Inc. and Imperial Investment Advisors Private Limited (Proposal 3), and an approval of a fundamental policy whereby the Fund would adopt an interval fund structure (Proposal 4). Proposal 4 was adjourned to April 30, 2003. The following tables provide information concerning the matters voted on at the meeting:

I. 	Election of Directors

NOMINEE               VOTES        VOTES    NON-VOTING      TOTAL
                       FOR        WITHHELD    SHARES     VOTING SHARES

Charles F. Barber*   17,261,204   2,080,465   8,229,231    27,570,900
J. Marc Hardy        17,334,282   2,007,387   8,229,231    27,570,900
Jeswald W. Salacuse  17,261,554   2,080,115   8,229,231    27,570,900
Howard M. Singer*    17,338,200   2,003,469   8,229,231    27,570,900

At June 30, 2003, in addition to J. Marc Hardy and Jeswald W.
Salacuse, the other directors of the Fund were as follows:

Leslie H. Gelb
Bryan McKigney
Luis F. Rubio
Gabriel Seeyave

II.	Approval of a new management agreement between Advantage
Advisers, Inc. and the Fund.

Votes For: 17,002,834
Votes Against: 2,197,497
Votes Abstained: 141,338
Non-Voting Shares: 8,229,231
Total Voting Shares: 27,570,900

III.	Approval of a new country advisory agreement between
Advantage Advisers, Inc. and Imperial Investment Advisors
Private Limited.

Votes For: 16,988,052
Votes Against: 2,206,401
Votes Abstained: 147,216
Non-Voting Shares: 8,229,231
Total Voting Shares: 27,570,900

IV.	Approval of a fundamental policy whereby the Fund would adopt an interval fund structure.

Votes For: 14,069,169
Votes Against: 2,779,725
Votes Abstained: 63,919
Non-Voting Shares: 10,658,087
Total Voting Shares: 27,570,900

*Resigned as Director of the Fund effective May 8, 2003.
Bryan McKigney was appointed Chairman of the Fund as of May 8, 2003.



EXHIBIT B:

                   MANAGEMENT AGREEMENT

Agreement dated and effective as of June 4, 2003 between The India Fund, Inc., a Maryland corporation (herein referred to as the "Fund"), and Advantage Advisers, Inc., a Delaware corporation (herein referred to as the "Investment Manager") (this "Agreement").
1. Appointment of Investment Manager.  The Investment
Manager hereby undertakes and agrees, upon the terms and conditions herein set forth, to provide overall investment management services for the Fund, and in connection therewith to
(i) supervise the Fund's investment program, including advising and consulting with the Fund's Board of Directors regarding the Fund's overall investment strategy; (ii) make, in consultation with the Fund's Board of Directors, investment strategy decisions for the Fund; (iii) manage the investing and reinvesting of the Fund's assets; (iv) place purchase and sale orders on behalf of the Fund; (v) advise the Fund with respect to all matters relating to the Fund's use of leveraging techniques; (vi) provide or procure the provision of research and statistical data to the Fund in relation to investing and other matters within the scope of the investment objective and limitations of the Fund; (vii) monitor the performance of the Fund's outside service providers, including the Fund's administrator, transfer agent and custodian; (viii) be responsible for compliance by the Fund with U.S Federal, State and other applicable laws and regulations, and (ix) pay the salaries, fees and expenses of such of the Fund's directors, officers or employees who are directors, officers or employees of the Investment Manager or any of its affiliates, except that the Fund will bear travel expenses or an appropriate portion thereof of directors and officers of the Fund who are directors, officers or employees of the Investment Manager, to the extent that such expenses relate to attendance at meetings of the Board of Directors or any committees thereof. The Investment Manager may delegate any of the foregoing responsibilities to a third party with the consent of the Fund.

2. Expenses.  In connection herewith, the Investment
Manager agrees to maintain a staff within its organization to furnish the above services to the Fund. The Investment Manager shall bear all expenses arising out of its duties hereunder.

Except as provided in Section 1 hereof, the Fund shall be responsible for all of the Fund's expenses and liabilities, including organizational and offering expenses (which include out-of-pocket expenses, but not overhead or employee costs of the Investment Manager); expenses for legal, accounting and auditing services; taxes and governmental fees; dues and expenses incurred in connection with membership in investment company organizations; fees and expenses incurred in connection with listing the Fund's shares on any stock exchange; costs of printing and distributing shareholder reports, proxy materials, prospectuses, stock certificates and distribution of dividends; charges of the Fund's custodians and sub-custodians, administrators and sub-administrators, registrars, transfer agents, dividend disbursing agents and dividend reinvestment plan agents; payment for portfolio pricing services to a pricing agent, if any; registration and filing fees of the Securities and Exchange Commission; expenses of registering or qualifying securities of the Fund for sale in the various states; freight and other charges in connection with the shipment of the Fund's portfolio securities; fees and expenses of non-interested directors or non-interested members of any advisory or investment board, committee or panel of the Fund; travel expenses or an appropriate portion thereof of directors and officers of the Fund, or members of any advisory or investment board, committee or panel of the Fund, to the extent that such expenses relate to attendance at meetings of the Board of Directors or any committee thereof, or of any such advisory or investment board, committee or panel; salaries of shareholder relations personnel; costs of shareholders meetings; insurance; interest; brokerage costs; and litigation and other extraordinary or non-recurring expenses.
3. Transactions with Affiliates. The Investment
Manager is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund and to the extent permitted by applicable law, to purchase and/or sell securities in which the Investment Manager or any of its affiliates underwrites, deals in and/or makes a market and/or may perform or seek to perform investment banking services for issuers of such securities. The Investment Manager is further authorized, to the extent permitted by applicable law, to select brokers (including Fahnestock & Co. Inc. or any other brokers affiliated with the Investment Manager) for the execution of trades for the Fund.

4. Best Execution; Research Services.  The Investment
Manager is authorized, for the purchase and sale of the Fund's portfolio securities, to employ such dealers and brokers as may, in the judgment of the Investment Manager, implement the policy of the Fund to obtain the best results taking into account such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm's general execution and operational facilities and the firm's risk in positioning the securities involved. Consistent with this policy, the Investment Manager is authorized to direct the execution of the Fund's portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Investment Manager to be useful or valuable to the performance of its investment advisory functions for the Fund. It is understood that in these circumstances, as contemplated by
Section 28(e) of the Securities Exchange Act of 1934, the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Investment Manager. It is understood that the expenses of the Investment Manager will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Investment Manager by brokers who effect securities transactions for the Fund may be used by the Investment Manager in servicing other investment companies and accounts which it manages. Similarly, research services furnished to the Investment Manager by brokers who effect securities transactions for other investment companies and accounts which the Investment Manager manages may be used by the Investment Manager in servicing the Fund. It is understood that not all of these research services are used by the Investment Manager in managing any particular account, including the Fund.

5. Remuneration. In consideration of the services to be rendered by the Investment Manager under this Agreement, the Fund shall pay the Investment Manager a monthly fee in United States dollars on the fifth business day of each month for the previous month at an annual rate of 1.10% of the Fund's average weekly net assets. If the fee payable to the Investment Manager pursuant to this paragraph 5 begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of the Fund's net assets shall be computed at the time and in the manner specified in the Registration Statement.

6. Representations and Warranties.  The Investment
Manager represents and warrants that it is duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended, and the Investment Manager agrees to maintain effective all requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

7. Services Not Deemed Exclusive. The services provided hereunder by the Investment Manager are not to be deemed exclusive and the Investment Manager and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other clients or affiliates. Nothing herein shall be construed as constituting the Investment Manager an agent of the Fund.

8. Limit of Liability. The Investment Manager shall exercise its best judgment in rendering the services in accordance with the terms of this Agreement. The Investment Manager shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect the Investment Manager against any liability to the Fund or its shareholders to which the Investment Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement ("disabling conduct"). The Fund will indemnify the Investment Manager against, and hold it harmless from, any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses), including any amounts paid in satisfaction of judgments, in compromise or as fines or penalties, not resulting from disabling conduct by the Investment Manager. Indemnification shall be made only following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Investment Manager was not liable by reason of disabling conduct, or (ii) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Investment Manager was not liable by reason of disabling conduct by (a) the vote of a majority of a quorum of directors of the Fund who are neither "interested persons" of the Fund nor parties to the proceeding ("disinterested non-party directors"), or (b) an independent legal counsel in a written opinion. The Investment Manager shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Investment Manager shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (a) the Investment Manager shall provide a security in form and amount acceptable to the Fund for its undertaking; (b) the Fund is insured against losses arising by reason of the advance; or (c) a majority of a quorum of disinterested non-party directors, or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Investment Manager will ultimately be found to be entitled to indemnification.

9. Duration and Termination. This Agreement shall remain in effect until June 4, 2005 and shall continue in effect thereafter for successive annual periods, but only so long as such continuance is specifically approved at least annually by the affirmative vote of (i) a majority of the members of the Fund's Board of Directors who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940, as amended ("1940 Act")) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) the Fund's Board of Directors or the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

Notwithstanding the above, this Agreement (a) may nevertheless be terminated at any time, without penalty, by the Fund's Board of Directors, by vote of holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Investment Manager, upon 60 days' written notice delivered to each party hereto, and (b) shall automatically be terminated in the event of its assignment (as defined in the 1940 Act). Any such notice shall be deemed given when received by the addressee.
10. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11. Notices. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile
(followed by delivery in person) to the parties at the addresses set forth below.

If to the Fund:

The India Fund, Inc.
200 Park Avenue
24th Floor
New York, New York 10166
Attn:	Bryan McKigney
Chairman

If to the Investment Manager:

Advantage Advisers, Inc.
200 Park Avenue
24th Floor
New York, New York 10166
Attn:	Bryan McKigney
	Managing Director


with a copy to:

Fahnestock & Co. Inc.
125 Broad Street
New York, New York  10004-2472
Attn:	General Counsel


or to such other address as to which the recipient shall have informed the other party in writing.

Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile or mail is sent.
12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.



IN WITNESS WHEREOF, the parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

THE INDIA FUND, INC.


By:	________________________________
   	Name:   Deborah Kaback
   	Title:  Secretary


ADVANTAGE ADVISERS, INC.


By:	______________________________
   	Name: Bryan McKigney
   	Title:  Managing Director



EXHIBIT C:

               COUNTRY ADVISORY AGREEMENT

                Advantage Advisers, Inc.
                    200 Park Avenue
                     24th Floor
                New York, New York 10166

June 4, 2003

Imperial Investment Advisors Private Limited
Taj President - Mumbai
Room No. 802
90, Cuffe Parade
Mumbai - 400 005
India

Dear Sirs:

This will confirm the agreement among the undersigned
(the "Investment Manager") and you (the "Country Adviser") as
follows:
1. The Investment Manager has been employed pursuant
to a management agreement dated as of June 4, 2003 between an investment company (the "Company") registered under the Investment Company Act of 1940, as amended (the "1940 Act") and the Investment Manager. The Company engages in the business of investing and reinvesting its assets in the manner and in accordance with the investment objective and limitations specified in the Company's articles of incorporation, as amended from time to time in the registration statement on Form N-2, as in effect from time to time, and in such manner and to such extent as may from time to time be authorized by the Board of Directors of the Company. Copies of the documents referred to in the preceding sentence have been furnished to the Country Adviser. Any amendments to these documents shall be furnished to the Country Adviser.
2. Subject to the approval by the Company, the
Investment Manager engages the Country Adviser on an independent
contractor relationship basis, to   provide and procure
statistical and factual information and research regarding economic and political factors and trends in India and its
surrounding region and   provide or procure research and
statistical data in relation to investing and other opportunities in India and its surrounding region. The Country Adviser will not make any investment decisions with respect to the Company.
3. The Country Adviser shall, at its expense, provide office space, office facilities and personnel reasonably necessary for performance by it of the services to be provided by the Country Adviser pursuant to this Agreement.
4. The Country Adviser may contract on its own behalf with or consult with such banks, other securities firms, brokers or other parties, without additional expense to the Company, as it may deem appropriate regarding research and statistical data or otherwise.
5. In consideration of the services to be rendered by the Country Adviser under this Agreement, the Investment Manager shall pay the Country Adviser a monthly fee in United States dollars on the fifth business day of each month for the previous month as agreed from time to time by the Investment Manager and the Country Adviser but not to exceed the annual rate of 1.10% of the Fund's average weekly net assets. If the fee payable to the Investment Adviser pursuant to this paragraph 5 begins to accrue before the end of any month or if this Agreement terminates before the end of any month, the fee for the period from such date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.
6. The Country Adviser represents and warrants that it will be duly registered and authorized as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and the Country Adviser agrees to maintain effective all requisite registrations, authorizations and licenses, as the case may be, until termination of this Agreement.
7. This Agreement shall continue in effect until two years from the date hereof and shall continue in effect thereafter for successive annual periods, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Company's outstanding voting securities (as defined in the 1940 Act) or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's directors who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party. Notwithstanding the above, this Agreement (a) may nevertheless be terminated at any time, without penalty, by the Company's Board of Directors, by vote of holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company or by the Investment Manager, upon 60 days' written notice delivered to each party hereto, and (b) shall automatically be terminated in the event of its assignment (as defined in the 1940 Act). Any such notice shall be deemed given when received by the addressee.
8. Nothing herein shall be deemed to limit or restrict the right of the Country Adviser, or any affiliate of the Country Adviser, or any employee of the Country Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association. Nothing herein shall be construed as constituting the Country Adviser an agent of the Investment Manager or the Company.
9. This Agreement shall be governed by the laws of the State of New York; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
10. Notices. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the parties at the addresses set forth below.

If to the Country Adviser:
Imperial Investment Advisors Private Limited
Taj President - Mumbai
Room No. 802
90, Cuffe Parade
Mumbai - 400 005
India
Attn:	Barbara Pires, Director

If to the Investment Manager:
Advantage Advisers, Inc.
200 Park Avenue
24th Floor
New York, New York 10166
Attn:	Bryan McKigney, Managing Director

or to such other address as to which the recipient shall have informed the other party in writing.
Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile is sent or mailed.
11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
If the foregoing correctly sets forth the agreement between the Investment Manager and the Country Adviser, please so indicate by signing and returning to the Investment Manager the enclosed copy hereof.

Very truly yours,
ADVANTAGE ADVISERS, INC.
By:
Name:  Bryan McKigney
Title:    Managing Director

ACCEPTED:
IMPERIAL INVESTMENT ADVISORS
PRIVATE LIMITED

By:
Name:  Barbara Pires
Title:   Director